Exhibit 99.1

Antero Midstream Announces Bolt-On Acquisition, Increased 2024 Guidance and Redemption of 2026 Senior Notes

Denver, Colorado, May 2, 2024—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced a bolt-on acquisition of gathering and compression assets in the Marcellus Shale for $70 million from Summit Midstream Partners LP (NYSE: SMLP). The transaction closed on May 1, 2024 with an effective date of April 1, 2024. In addition, the Company announced that it has called for redemption all of its outstanding 7.875% Senior Notes due 2026 (the “2026 Notes”) for redemption on May 16, 2024 (the “Redemption Date”).

Bolt-On Acquisition Highlights and Rationale:

•	Estimated to be over 5% accretive to Free Cash Flow after dividends through 2027
•	Increases Antero Midstream’s 2024 Adjusted EBITDA and Free Cash Flow guidance by $15 million and $10 million, respectively

Paul Rady, Chairman and CEO said, “This transaction marks our third highly strategic bolt-on acquisition in Appalachia in the last two years. The compression and high pressure gathering assets are already interconnected with Antero Midstream’s low pressure gathering system. As a result of this transaction, Antero Midstream now gathers and compresses substantially all of Antero Resources’ production.”

Brendan Krueger, CFO of Antero Midstream, said “Importantly, we were able to internally finance this transaction and the anticipated Free Cash Flow after dividends accretion of the acquisition will continue to position Antero Midstream to achieve our 3.0x Leverage target in 2024. As a result, we are well positioned to target incremental return of capital to shareholders this year.”

Marcellus Bolt-On Acquisition

Under the terms of the agreement, Antero Midstream acquired the compression and high pressure gas gathering system and associated agreements for $70 million in cash. The assets acquired include two compressor stations and 48 miles of high pressure gas gathering pipelines. The acquired assets are currently connected to Antero Midstream’s low pressure gas gathering system and are not expected to require any material capital investment.

2024 Guidance Update

Antero Midstream is increasing its 2024 guidance to reflect the announced acquisition.

The following is a summary of Antero Midstream’s updated 2024 guidance ($ in millions):

	Twelve Months Ended December 31, 2024		Change vs. Prior Guidance
	Low	High	(At midpoint)
Net Income	$415	$455	+$10
Adjusted Net Income	470	510	+10
Adjusted EBITDA	1,035	1,075	+15
Capital Expenditures	150	170	—
Interest Expense	190	200	+5
Free Cash Flow Before Dividends	680	720	+10
Total Dividends	435	435	—
Free Cash Flow After Dividends	245	285	+10

For a discussion of the non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Leverage, and Free Cash Flow before and after dividends see “Non-GAAP Financial Measures and Definitions.”

Redemption of 2026 Senior Notes

On May 1, 2024, Antero Midstream Corporation called for redemption all $531 million of its outstanding 7.875% Senior Notes due 2026 (CUSIP Nos. 03690E AA6 and U0019E AA3) for redemption on the Redemption Date at a price of 101.969% of the principal thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date. The redemption of the 2026 Notes will be funded with cash on hand and borrowings under Antero Midstream’s revolving credit facility.

This press release is neither an offer to sell or a solicitation of an offer to buy the 2026 Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the 2026 Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release shall not constitute a notice of redemption of the 2026 Notes.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as Net Income plus amortization of customer relationships, loss on early extinguishment of debt, loss on settlement of asset retirement obligations and loss (gain) on asset sale, net of tax effect of reconciling items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as Net Income plus interest expense, net, income tax expense, depreciation expense, amortization of customer relationships, loss on early extinguishment of debt, loss (gain) on asset sale, accretion of asset retirement obligations, impairment of property and equipment, loss on settlement of asset retirement obligations, and equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, plus distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;
•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow before dividends as Adjusted EBITDA less interest expense, net and accrual-based capital expenditures. Capital expenditures include additions to gathering systems and facilities, additions to water handling systems, and investments in unconsolidated affiliates. Capital expenditures exclude acquisitions. Free Cash Flow after dividends is defined as Free Cash Flow before dividends less accrual-based dividends declared for the quarter. Antero Midstream uses Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to these measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by (used in) operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

Antero Midstream defines Leverage as Net Debt divided by Adjusted EBITDA for the last twelve months. Antero Midstream defines Net Debt as consolidated total debt, excluding unamortized debt premiums and debt issuance costs, less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage. The GAAP measure most directly comparable to Net Debt is total debt, excluding unamortized debt premiums and debt issuance costs.

Antero Midstream has not included a reconciliation of Adjusted Net Income, Adjusted EBITDA and Free Cash Flow before and after dividends to the nearest GAAP financial measures for 2024 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise.

Antero Midstream is able to forecast the following reconciling items between such measures and Net Income (in millions):

	Twelve Months Ended December 31, 2024
	Low	High
Depreciation expense	$140	$150
Equity based compensation expense	40	45
Amortization of customer relationships	70	75
Distributions from unconsolidated affiliates	130	140

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s properties.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, NGL and oil prices, impacts of geopolitical and world health events, Antero Midstream’s ability to execute its share repurchase program, Antero Midstream’s ability to realize the benefits of the Marcellus bolt-on acquisition, including the anticipated capital avoidance and synergies, Antero Midstream’s ability to execute its business plan and return capital to its stockholders, information regarding Antero Midstream’s return of capital policy, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner, the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, and expectations regarding the amount and timing of litigation awards and statements regarding the redemption of the 2026 Notes are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, supply chain or other disruptions, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes or changes in law, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world health events, cybersecurity risks, the state of markets for and availability of verified quality carbon offsets and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the three months ended March 31, 2024.

For more information, contact Justin Agnew, Vice President – Finance and Investor Relations of Antero Midstream, at (303) 357-7269 or jagnew@anteroresources.com.